Exhibit 99.1

FOR IMMEDIATE RELEASE

DHANOA MINERALS LTD. ANNOUNCES COMPLETION OF
1.2 Million CAPITAL RAISING OFFERING

TORONTO, ONTARIO—(MARKET WIRE)—November 6, 2006—Dhanoa Minerals Ltd. (OTCBB: “DHNA” and FWB: “D7Z”) announced today that it has completed a capital raising of US$1.2 million.

Dhanoa Minerals Ltd. (“Dhanoa”) completed a private placement of 2,400,000 units at a price of $.50 per unit. Each unit consists of one share of common stock and one redeemable common stock purchase warrant (the “Warrant”). Each Warrant is exercisable for a period of two (2) years from the date of the Unit Purchase Agreement at an exercise price of $.60 per common share and the Warrant is redeemable by Dhanoa without consideration upon thirty (30) days notice to the Subscriber. The shares of common stock included in the units as well as the common shares underlying the Warrants are “restricted securities” as that term is defined in Rule 144 of the Securities Act of 1933 and the units were sold pursuant to an exemption from registration requirements provided by Regulation S.

The funds raised in the private placement will be used for mineral exploration and evaluation of potential acquisitions.

About Dhanoa Minerals Ltd.

Dhanoa is an exploration stage company formed for the purpose of acquiring, exploring, and if warranted and feasible, developing natural resource properties. Activities during the exploration stage include further development of the Company’s business plan and raising capital. The Company has recently initiated a new program to evaluate undervalued assets for potential addition to its mineral claim portfolio

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company’s management team, the ability to successfully implement the Company’s business plan, the ability to fund the Company’s business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.